Exhibit 99

Text of Presentation
at
Mid-Year Media Review
on June 23, 2004

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Steve Lacy

Good afternoon. I am Steve Lacy, President and Chief Operating Officer of Meredith.

Thank you for the opportunity to share some insight on Meredith Corporation and the value we offer investors. With me today are Kevin O'Brien, President of our Broadcasting Group, and Suku Radia, Chief Financial Officer.

Bill Kerr, our CEO, could not be here. He is Chairman of the International Federation of Periodical Press and is currently participating at their Magazine Conference in Barcelona.

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Our presentation will include forward-looking information. I'll let you read the specific language in your handouts, but it is important to remind you there are a number of factors that can affect our businesses and results.

We will also make references to non-GAAP measures such as EBITDA. Tables reconciling the non-GAAP measures to GAAP results are posted on our web site.

I'll begin with a brief overview and discuss our Publishing Group, Kevin will present Broadcasting and Suku will provide you with a financial update.

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Meredith is the leading home and family publisher in America and an operator of broadcast television stations in key markets such as Atlanta and Phoenix. Each month we reach more than 75 million American consumers through our magazines, books, custom publications, web sites and television stations.

  Our magazines, led by Better Homes and Gardens, are the country's premier home and family-related titles. They are a solid foundation on which we will continue to build.
  Our Broadcasting Group is in the middle innings of a major turnaround. We've established a positive track record and proven ourselves as a serious competitor in our markets. With that said, there remains substantial upside yet to capture.
  Our custom publishing and book businesses have grown rapidly in fiscal 2004. We expect this to continue and our product sales and brand licensing operations to add to our growth over time.
  Our database expertise and circulation model differentiate Meredith from our competitors.

We have executed our growth strategies well, gaining market share and outperforming our peers. We have produced strong earnings growth, margin expansion, and cash flow. We will use our excellent financial position to be opportunistic with respect to acquisitions as we look to the future. And at the end of the day, we have continued to produce significant and consistent shareholder value over time.

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Since the media recession in 2001 and 9-11, we've delivered outstanding earnings growth.

At the time of the recession, we put into place a series of growth initiatives that positioned us to lead the rebound in our respective industries. Fiscal 2003 earnings were up 30 percent and the current First Call consensus estimate has us up an additional 19 percent in fiscal 2004.

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This graph compares our total return to the S&P 500 over the past two years indexed to June 30, 2002.

Our compound annual growth rate is more than double that of the overall market during this time period.

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This chart shows the percentage point difference between our magazine advertising pages and the industry average, as reported by PIB. While this chart highlights the last nine quarters, we have outpaced the industry in every one of the last 13 quarters as consumers and advertisers have turned to our leading home and family magazines.

For the first nine months of our fiscal 2004, our ad pages grew 14 percent while the industry declined 3 percent.

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We have outpaced the broadcasting industry for 11 of the last 13 quarters. We significantly outperformed the industry in the most recent quarter, which reflects our ability to convert previous ratings and share gains into revenue growth.

During the first nine months of fiscal 2004, we addressed the difficult task of replacing $20.5 million in net political advertising revenues by growing our non-political advertising revenues 14 percent.

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Our strong performance is the result of successfully executing our growth strategies and marketing initiatives.

Overall, we have three primary strategies:

  Expand our already powerful Publishing base.
  Continue the upward momentum in Broadcasting.
  Strengthen and utilize our excellent financial position.

We'll discuss each of these in more detail.

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At this conference a year ago, we started discussing our long-term financial targets. We believe earnings per share should grow in the low double digits in non-political years such as fiscal 2004. As I mentioned earlier, we are tracking well ahead of that target this fiscal year. In political years, we expect earnings per share to grow in the mid-to-high teens.

We also indicated each of our business groups should improve its margin over time.

  Publishing's operating margin was 17 percent in fiscal 2003. We should add about a percentage point annually to reach 20 percent in fiscal 2006.
  Broadcasting's EBITDA margin was 30 percent in fiscal 2003. We should improve that margin to the 40 percent level on a sustainable basis in fiscal 2006.
  In the first nine months of fiscal 2004, Publishing increased its operating profit margin by 70 basis points and Broadcasting increased its EBITDA margin by 90 basis points.

Overall, we are on track to achieve both of these long-term targets.

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Now, I'll discuss our Publishing Group, which has been a core strength of Meredith for more than 100 years. We publish 17 magazine brands, led by Better Homes and Gardens and Ladies' Home Journal.

Our mid-size magazines, which include MORE, Country Home, Traditional Home and Midwest Living, are very successful. The American Baby Group, which we acquired in December of 2002, extends our magazine portfolio to reach younger women and families and gives us an entry to the growing Hispanic population. We also have a line-up of approximately 150 Special Interest Publications.

We have a significant Internet presence with 26 web sites, and our custom publishing and book businesses have performed extremely well in fiscal 2004.

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Here is a look at our growth strategies in Publishing. I'll begin with our magazine operations, which we will grow by continuing to gain advertising market share; leveraging our database expertise and circulation model; and increasing the rate base of our mid-size titles.

Then I will discuss our strategies to expand our magazine portfolio; extend and develop our brands; capture the potential in the Hispanic market; and grow our non-magazine operations.

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Looking at this PIB data, you can see we increased advertising market share in the past year. Our overall share was up to nearly seven percent.

  Better Homes and Gardens and Ladies' Home Journal increased their share of the women's service field to nearly 45 percent.
  Country Home and Traditional Home achieved healthy share increases as well.

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Over the past 24-months, our overall circulation revenue has declined, but the contribution margin has increased. The revenue decline is due primarily to industry-wide weakness in newsstand sales and our strategy to attract long-term direct-to-publisher subscriptions. I'll discuss both elements starting with subscriptions.

Our subscription strategy is based on long-term direct-to-publisher sources, captured primarily through direct mail and the Internet. Although this strategy results in lower revenue per copy, the long-term subscription period entails a higher initial out-of-pocket commitment by the consumer. It also provides more time for the consumers to sample the magazine and make it a part of their day-to-day life. The strategy results in lower acquisition costs and higher renewal rates translating into better overall profitability. This has been the Meredith subscription philosophy for many years, and has continued to produce favorable results for the company.

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As you're aware, industry-wide newsstand results have been soft since early calendar 2003. The lower unit sales are related to reduced subscription pricing at many magazines, changing retail traffic with fewer trips to traditional grocery outlets, the advent of self-scan technology, and increased competition from more and more titles available for sale at retail. This impacts our newsstand-only special interest publication business more than our subscription-based titles as you will see on the next slide.

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This chart reflects our model and highlights the fact that a significant percentage of the rate base for our largest magazines comes from subscriptions. Ninety-six percent of Better Homes and Gardens' rate base comes from subscriptions, and 92 percent in the case of Ladies' Home Journal.

Although weak newsstand sales have affected all titles in the field, the impact has been less for Better Homes and Gardens and Ladies' Home Journal due to their higher percentage of subscriptions.

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In the case of our newsstand-only special interest publication business, we have analyzed the portfolio and eliminated marginal titles. As a result, the remaining product will have longer on-sale periods and better sell-through over time. In addition, we continue to focus on new retail outlets where our home and family publications sell best, including home centers such as The Home Depot and Lowe's, and the growing dollar store outlets.

Although the newsstand area will remain challenging, I believe our consumer database, our subscription expertise, and the changes made in our special interest publication business will allow us to stabilize and grow the revenue of our circulation business over time.

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Let me discuss briefly our industry-leading consumer database. Its size and depth brings us enormous marketing advantages in terms of our own magazines and, as you'll see in a few minutes, is a core asset of our Integrated Marketing business as well.

The database contains approximately 75 million names, or about two-thirds of American homeowners. There are, on average, 300 data points on each name such as demographics, hobbies and interests, and recent purchases. We are continually finding new opportunities to monetize this exceptional marketing tool.

In a few minutes, I will discuss a new custom publishing program that utilizes our database.

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Our database expertise and strong circulation dynamics support our ability to grow rate base.

This chart highlights the growth of the rate bases of our four mid-size titles since 2001. Collectively, we have increased the rate bases by 835,000-the equivalent of a successful launch of another mid-size title.

This fall, we'll raise the rate base of MORE to 1 million. Over time we expect to increase the rate base of Traditional Home and Midwest Living to the 1 million level as well. To put this achievement in perspective, of the roughly 8,500 magazines launched in the last 10 years, only 22 have reached the 1 million threshold.

Growing the rate base also enhances our ability to attract non-endemic advertisers. In the third quarter of fiscal 2004, we experienced strong growth in the automotive, retail and technology categories.

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We are focused on expanding our portfolio to reach younger women. Our American Baby Group acquisition is a perfect example of this strategy in action. Initially, we added about 9 million new names to our database, and each year we now add names of about 2 million new parents to our files. These readers have a median age of around 30, and each one of them represents an opportunity to build our subscriber base.

As you can see from the slide, our current portfolio is primarily focused on women in their late 30s and 40s. There are 20 million women between the ages of 30 and 40 and we see this age group as an important growth opportunity. Health, parenting, and fitness are topics that will attract readers in this 30-40 age group, and we are looking for the right acquisition and launch opportunities.

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We have been successful at extending the Better Homes and Gardens brand through the Internet, books, brand licensing and product sales arrangements with Wal-Mart and Home Interiors, events, approximately 150 special interest publications, additional subscription titles such as Country Home and Traditional Home, and our Cornerstone programs.

As you can see from the matrix on this slide, we are extending and developing other brands as well. American Baby is a well-developed brand with an Internet presence, brand licensing, consumer events and special interest publications.

We are extending Ladies' Home Journal with the Cornerstones, Internet activities, books and events and are developing MORE's brand with events such as The MORE Marathon for women over 40.

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We want to capitalize on serving the rapidly-growing Hispanic market. Research indicates our core competencies-home décor, family advice, and children-are highly relevant to Hispanic consumers.

We have begun to serve this market through American Baby, our book publishing and our brand licensing relationship with Home Interiors. More than 20,000 of Home Interiors' 80,000 sales displayers are Hispanic.

Acting on our commitment, we hired Ruth Gaviria as Director of Hispanic Ventures. She is working to develop a business plan that will fit the Hispanic market and its media buying preferences.

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Growing our custom publishing and book businesses is a key growth strategy. I'll discuss Integrated Marketing, our custom publishing operations, and then our book business.

Integrated Marketing performed very well in the first nine months of fiscal 2004, producing strong revenue and profit growth. I told you earlier that our consumer database is a core asset of this business.

We have advanced our profiling and modeling capabilities, which earlier this year resulted in new business with Hunter Douglas, the nation's leading manufacturer of window fashions.

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Now, let me share an exciting new program in which Meredith Integrated Marketing will work with Hyundai to build brand loyalty, increase dealer traffic and generate repeat business.

We will deliver a series of communications to Hyundai owners via custom magazines, e-mail, direct mail and online messages. These communications will be personalized to each owner based on their life stage, model of car, and the specific Hyundai dealer.

Beyond these traditional services and uses of our database, this program will also utilize our technical infrastructure and expertise. We are configuring a database of Hyundai vehicle owners to be housed on our systems. The database will include overlays of Meredith data to Hyundai's owner information, delivering a more comprehensive profile of the Hyundai owner. Clearly, this is a new business application of our database expertise and represents an opportunity for future growth.

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Publishing high-quality books based on our brands and those licensed from others has produced excellent results in fiscal 2004.

Much of our proprietary content is evergreen, which reduces returns from retailers and differentiates our book business. We continue to refresh our content to keep it relevant to consumers.

The Better Homes and Gardens New Cook Book is a great example. With roughly 36 million copies sold, it is the number 3 non-fiction book of all time, trailing only the Bible and Webster's Dictionary. We released the 12th edition of the cook book in fiscal 2003. This summer we'll release a 75th Anniversary edition, which will include a section of the 75 best recipes selected by consumers.

We've supplemented our proprietary content by licensing popular brands like Trading Spaces, HGTV and Spiderman, along with popular personalities such as Paige Davis, the primary host of Trading Spaces.

This strategy has attracted a larger audience and expanded our distribution channels to retailers such as The Home Depot; Bed, Bath and Beyond; Toys R Us; Linens and Things; and Lowe's.

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In summary, our Publishing Group is in great shape and has been performing well. We will continue our momentum by growing our magazine operations; gaining advertising market share; leveraging our database expertise and circulation model; and increasing the rate base of our mid-size titles.

We want to expand our magazine portfolio to younger readers; extend and develop our brands; capture the potential in the Hispanic market; and grow our non-magazine operations.

Now, Kevin will discuss Broadcasting.

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Kevin O'Brien

Thanks, Steve. Here is a graphic of our station group. We have

  6 CBS affiliates
  4 FOX
  1 NBC affiliate
  1 UPN

We recently announced our agreement to purchase WFLI-TV, the WB affiliate in Chattanooga, Tennessee. I'll discuss WFLI in more detail in a few minutes.

Eight of our stations are in the country's top 35 markets and Las Vegas, which is ranked 51st in terms of population is number 28 in terms of revenue.

Additionally, we just acquired one AM radio station that will serve the Saginaw-Bay City, Michigan market.

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As Steve said, our long-term objective is to increase our EBITDA margin to 40 percent in fiscal 2006.

As you can see, we improved our EBITDA margin more than 600 basis points in the first nine months of fiscal 2003, which included $20.5 million of net political advertising. Despite the difficult political advertising comparisons, we improved our margin nearly a full point in the first nine months of fiscal 2004.

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These are the Broadcasting growth strategies.

  Strengthen ratings and share
  Sell aggressively
  Create additional revenue sources
  Reduce programming costs

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Local television is the optimal medium to deliver the most timely, most comprehensive coverage of local news stories. No other medium can provide live coverage of important local events with audio and video. On average, local news represents 30 to 40 percent of a television station's revenues.

We have made a concerted effort to strengthen our news. We continued our share improvement in the May book that just ended. Comparing the adult 25 to 54 demographic from the May 2004 and May 2003 books, we increased our share in 58 percent of our total news day-parts. This is an outstanding accomplishment. I am very proud of our news departments.

In particular, our stations in Phoenix, Portland, Hartford, Kansas City and Saginaw produced very strong results.

To close my discussion of our ratings improvement, I want to highlight KPTV Portland's 10 p.m. news, which was the number 1 primetime newscast in the country on June 2nd. It was the 15th time in less than a year that this newscast achieved this remarkable accomplishment.

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Improved ratings and share are important, but only if they are converted into revenue. We have done an impressive job of growing revenues.

This chart highlights our revenue growth for the trailing seven quarters on a same-station, non-political advertising basis. During this time, we increased collective same-station non-political revenues 10 percent.

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Earlier, Steve showed you a slide depicting our relative performance against the industry average for the past two years. Here, I want to focus on the most recent quarter. In the first quarter of calendar 2004, we were number one in terms of revenue growth compared to all publicly-reporting broadcasting groups. I am proud of our sales teams for their exceptional performance.

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In addition to aggressively growing advertising revenue, we have added stations that leverage resources from our existing properties.

Our new low-power CBS affiliate in Springfield is off to a great start. The station began broadcasting in January and was profitable in its first quarter as we utilized resources from our Hartford station. More impressive is the fact that WSHM-in its first two ratings books ever-posted a 7 sign-on to sign-off share.

As I said earlier, we recently acquired an AM radio station in the Saginaw-Bay City, Michigan area. We will change the format to news-talk and operate it from WNEM, our CBS television station serving the market. We will leverage our existing news talent and extend our highly rated news coverage to radio listeners. Also, we will be able to offer advertisers both radio and television exposure.

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Now, let me spend a few moments discussing our agreement to purchase WFLI-TV, the WB affiliate in Chattanooga. This station serves viewers in southeast Tennessee and northwest Georgia and Chattanooga is the 86th largest market in the country.

Adding WFLI will extend our presence in the Southeast that already includes stations in Atlanta, Nashville and Greenville. Chattanooga sits between these other cities, and with WFLI, we will have a nice cluster of stations in this region.

WFLI is our first WB affiliate adding to our network diversity. With WFLI, we will have stations affiliated with five of the six major networks.

We intend to grow WFLI through basic blocking and tackling by improving programming, growing ratings and selling aggressively.

Our CBS affiliates in the Northeast and our Portland duopoly have given us experience at generating cost efficiencies by operating multiple stations from a central location. We will look to find opportunities to put this valuable experience to work in the Southeast as well.

We expect the acquisition to close in September or October.

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Our Cornerstone programs leverage content from our publishing brands by packaging material from our magazines with print ads from local advertisers. The result is a customized mini-magazine delivered to targeted customers in our local TV markets.

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Revenues from the programs have risen from about $3 million in fiscal 2001 to a current run rate of $13 million in fiscal 2004.

Also, we've created additional revenues beyond the Cornerstones. These include programs focused on local interests such as college and professional sports and Internet activities. We believe the combination of Cornerstones and these additional programs will generate about $20 million in fiscal 2004.

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We are making a concerted effort to reduce film amortization costs and improve our purchasing of syndicated programming.  Film amortization was more than $44 million in fiscal 2001.  Over the past few years, we have cycled off some higher-priced, but underperforming programming.

We've reduced costs without sacrificing quality.  We bought Malcolm in the Middle for our FOX markets.  We helped launch Ellen, now a hit, and renewed it in a cost-effective manner.

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To continue our momentum,

  We will work to realize the upside potential in our largest markets. Our stations in Atlanta and Phoenix are both the 4th rated news stations in their respective markets.
  We will leverage our success in our mid-tier markets. From an overall news perspective, we are number 1 in Hartford and number 2 in Portland, Nashville and Kansas City. We need to continue to capitalize on our position in our mid-tier markets.
  We will enhance our Portland duopoly, CBS affiliates in the Northeast, and cluster of stations in the Southeast by driving revenue growth and cost efficiencies in these markets. We will also look to find additional opportunities to form more duopolies and/or clusters.
  We will continue to look for additional revenue streams such as our Cornerstone programs and new radio station in Michigan. We have a track record of creativity to generate non-traditional revenues and we will continue to look for more opportunities to do so.

Now, Suku will provide a financial update.

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Suku Radia

Thank you, Kevin.

We have consistently reduced debt since our acquisition of WGCL in March of 1999 and the American Baby Group in December of 2002.

At March 31, 2004, our total debt was $305 million and we remain conservatively leveraged. Currently, we have $250 million available under our existing credit facilities plus an accordion feature that could add another $100 million. This debt capacity and our ability to generate cash flow provide the financial flexibility to be opportunistic with respect to acquisitions and growth initiatives.

Our first acquisition priority is to find a publishing acquisition to further expand our magazine portfolio to younger women. As Steve said, there are 20 million women age 30 to 40 and health, fitness and parenting are topics that will attract these readers.

Next, we want to add more duopolies or stations that form regional clusters.

In both instances there are limited opportunities, but we will remain patient and exercise prudence and judgment to ensure any deal makes sense.

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This chart reviews how we have utilized our cash. In five years, we have repurchased approximately $190 million of our stock
    invested more than $170 million in capital expenditures
    completed a $120 million Publishing acquisition
    paid nearly $90 million in dividends, and
    reduced debt by $280 million.

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We have paid a dividend for 57 consecutive years. As you can see from this graph, we have increased the dividend for 11 consecutive years.

Early this year, we increased our quarterly dividend 26 percent to 12 cents per share for calendar 2004. The dividend increase demonstrates our commitment to delivering shareholder value and our confidence in the Company's ability to generate strong cash flow from operations.

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With that overview of our business and our financial position, let's take a look ahead. While there are still uncertainties including industry weakness at the newsstand, late decision making by advertisers and volatility in television pacings, we are comfortable with the current First Call consensus estimate of $2.14 per share for fiscal 2004.

With respect to fiscal 2005, we expect earnings per share to be in line with our long term financial target of mid to high teens growth in a political year. We will elaborate further when we release fiscal 2004 results on August 3rd.

I'll turn it back to Steve for concluding comments.

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Steve Lacy

Thanks Suku. Before we get into Q&A, just a couple of wrap-up comments.

There is strong evidence that the strategies we are pursuing are positioning us for continued growth in a changing media environment. I will simply add that both of our business groups are in great shape. As you just heard from Suku, we're looking forward to a strong fiscal 2004 and 2005, and we are well-positioned to achieve our long term financial targets.

Now, we will be happy to take your questions.

INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS

This presentation and management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order, and/or television viewing patterns; unanticipated increases in paper, postage, printing, or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in legislation and government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement.